Exhibit 99.1

Investor Relations
605.782.1767

Meta Financial Group, Inc. ® Reports Results for Fiscal 2013 Third Quarter

Company reports net income of $3.7 million, earnings increased from fiscal 2013 second quarter and fiscal 2012 third quarter

Sioux Falls, South Dakota – August 6, 2013, Meta Financial Group, Inc. ® (“MFG” or the “Company”)

Highlights for the fiscal 2013 third quarter ended June 30, 2013

•	MFG’s fiscal 2013 third quarter net income totaled $3.7 million versus $2.4 million in last year’s third fiscal quarter.
–	Third quarter average balance sheet grew to $1.7 billion, compared to $1.5 billion last year, driven primarily by Meta Payment Systems (MPS) deposit growth

•	The MPS segment recorded fiscal 2013 third quarter earnings of $2.0 million compared to $1.3 million for the same period in 2012.
–	The partner with the previously disclosed business interruption has resumed issuing payments. A ramp up in earnings from this partner is in progress and is expected to approach prior levels
–	MPS generated an average of $1.2 billion in non-interest bearing deposits in the fiscal 2013 third quarter compared to $1.0 billion in the same quarter of the prior year, an increase of 20%

•	The Traditional Bank (Retail Bank) segment recorded fiscal 2013 third quarter earnings of $1.9 million compared to $1.2 million for the same quarter of the prior year.
–	Total loans increased $12.1 million during the linked quarter, or 3.7%, to $339.2 million and increased by $22.1 million since December 31, 2012
–	The Retail Bank experienced strong loan growth in the residential real estate and agricultural lending segments

•	Non-performing assets (NPA) were 0.05% of total assets at June 30, 2013 compared to 0.16% at September 30, 2012.

•	Tangible book value per common share decreased by $3.62 or 14% from $26.42 at September 30, 2012 to $22.80 per share at June 30, 2013 primarily due to unrealized losses in securities caused by increasing interest rates in the fiscal third quarter.

•	Overall cost of funds at MetaBank averaged 0.17% during the quarter compared to 0.26% for the same quarter last year.

Meta Financial Group, Inc. (NASDAQ: CASH – NEWS) reported net income for the 2013 fiscal third quarter of $3.7 million, or 66 cents per diluted share, compared to $2.4 million, or 66 cents per diluted share, for the prior fiscal year third quarter.

Year-to-date net income for the nine months ended June 30, 2013 was $9.9 million, or $1.80 per diluted share, compared to $15.4 million, or $4.64 per diluted share, for the prior year period.  Prior year earnings included a net gain of $11.4 million from the sale of Ginnie Mae (GNMA) securities and a $1.5 million loss on the redemption of certain Trust Preferred Securities. Excluding these items, earnings for the prior year period were $9.1 million or $2.73 per diluted share.

Average diluted shares for the three and  nine month periods ended June 30, 2013 increased 55% and 66% from the same periods in the prior year primarily due to approximately 2.2 million shares of common stock being sold in May 2012 and September 2012.

Chairman, President and CEO J. Tyler Haahr commented, “The third quarter results reflect the benefits  of the adjustment in our investment portfolio strategy last year and our low cost of funds. Our overall interest margin increased $0.9 million and our improved effective tax rate added another $0.7 million to the bottom line.  Both of these items were in large part due to a shift in our investment portfolio to more highly rated tax-free municipal bonds.  We believe we are well positioned for an increase in the interest rate environment, with anticipated yields on the existing securities portfolio expected to increase in the range of 40 to 70 basis points based on current market rates. We anticipate investing the cash flow from our securities portfolio ($12 million to $15 million per month) and utilizing expected deposit growth to obtain higher yielding assets while the vast majority of our deposits will remain interest free, simply put, as interest rates rise we expect our spreads to increase..

As indicated above, our book value was affected by the impact of  Accumulated Other Comprehensive Income (OCI).  It should be noted that the OCI calculation relates only to the securities portfolio in accordance with Generally Accepted Accounting Principles (GAAP) and thus does not reflect what management believes will be a significant increase in the Company’s value as a result of our portfolio of non-interest bearing deposits.

I am also pleased with the success of our At the Market (ATM) stock offering which  raised approximately $13.6 million, net of direct selling costs.  As a result of the ATM’s success we were able to suspend the offering this past Friday as we believe such proceeds will be  adequate to support our expected higher seasonal balance sheet through the second quarter of fiscal 2014 and a Tier One capital ratio in excess of 8%.  The ATM allowed the Company to raise common equity Tier 1 capital to diversify our shareholder base and to increase liquidity in our stock.    In addition, we retain the ability to activate the ATM and raise additional capital in the future, if necessary.

Finally, I am pleased that earnings per share for three months ended June 30, 2013 is level with the same period in the prior year even with the additional 2.2 million shares that were issued from May 2012 through June 30, 2013.

In addition, the loan portfolio credit quality strength resulted in only five basis points of non-performing assets at June 30, 2013.” Haahr concluded.

Management believes that a presentation of Core Earnings provides a meaningful comparison between periods by adjusting for certain revenue and expenses during the three and nine month periods ended June 30, 2013 and 2012.  Core Earnings are defined as Net Income adjusted for the effect of the prior year income contribution related to a loss on redemption of trust preferred securities, a gain on a GNMA security sale, a temporary interruption at a MPS business partner and an impairment charge for a retail branch closure.

Calculation of Core Earnings	Three Months Ended		Nine Months Ended
(Dollars in Millions)	6/30/2013	6/30/2012	6/30/2013	6/30/2012

Net Income	$3.7	$2.4	$9.9	$15.4

Adjustments
Loss on redemption of Trust Preferred Securities	-	1.5	-	1.5
Gain on GNMA security sale	-	-	-	(11.4)
MPS Partner Business Interruption	-	-	3.8	-
Impairment on assets held for sale	-	-	0.4	-

Impact of Taxes	-	(0.6)	(0.9)	3.6

Core Earnings	$3.7	$3.3	$13.2	$9.1

Summary Financial Data *	Three Months Ended			Nine Months Ended
	6/30/2013	3/31/2013	6/30/2012	6/30/2013	6/30/2012
Net Interest Income - millions	$9.2	$8.9	$8.3	$26.9	$26.3
Non Interest Income - millions	13.6	15.1	13.7	42.1	56.2

Net Income - millions	3.7	3.1	2.4	9.9	15.4
Diluted Earnings per Share	0.66	0.57	0.66	1.80	4.64

Net Interest Margin	2.52%	2.41%	2.40%	2.48%	2.69%
Non-Performing Assets - % of Total Assets	0.05%	0.11%	0.38%

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2013 fiscal third quarter was $23.4 million compared to $22.9 million for the same quarter last year.  The revenue increase in this quarter was  attributable to an increase in interest income.

Total revenue for the nine months ended June 30, 2013 was $71.2 million compared to $85.2 million for the same period in 2012, a decrease of $14.0 million, or 16%, due primarily to the a decrease in gain on sale of securities available for sale.

Net Interest Income

Net interest income for the fiscal 2013 third quarter was $9.2 million, up $0.9 million, or 10%, from the same quarter last year.  Average interest-earning assets for the fiscal 2013 third quarter increased to $1.7 billion, up from $1.4 billion during the same quarter last year.  Net interest margin increased to 2.52% from 2.40% in the fiscal 2012 third quarter.  Asset yields increased by three basis points from the same quarter last year due a change in the asset mix which included highly rated investment grade agency, corporate and municipal bonds.   This increase in investment in highly rated investment grade agency, corporate and municipal bonds increased our yield on this category of interest-earning assets by 149 basis points which more than offset a decrease in yield on our mortgage-backed securities of 20 basis points. Also contributing to the increase in net interest margin in the most current quarter was a decrease in the cost of interest-bearing liabilities of nine basis points. This decrease was driven primarily by a decrease in the cost of time deposits attributable to the renewal of certificates of deposits(CDs) at current lower rates along with the early payoff of higher rate FHLB term advances in January of 2013. The diversification of the overall investment portfolio to include more tax-free municipal bonds has resulted in mortgage-backed securities (MBS) now comprising 44% of average interest-earning assets in the quarter compared to 60% one year ago.  Tax-free municipal bonds now comprise 36% of the total investment portfolio.  The Company’s increased investments in tax-free municipal bonds has significantly reduced its effective tax rate from  36.8% to 21.8% and, thus, further enhanced the earnings contribution of these securities.   We expect that the  overall yield on the securities portfolio will  improve as prepayment speeds slow and reduce premium amortization levels, along with improved investment opportunities from increasing no-cost deposits and existing securities portfolio paydowns.

Net interest income for the nine months ended June 30, 2013 was $26.9 million, up $0.5 million from the same period in 2012.  Contributing to this increase was the growth of the investment securities portfolio and lower costs on interest-bearing liabilities, partially offset by a 30 basis point decrease in asset yields.  Average earning assets have increased 25% from the prior year period while interest bearing liabilities increased by 35%.  The tax-equivalent yield of MBS and other investments was 2.12% for the nine months ended June 30, 2013 and 2.10% for the same period in fiscal 2012, with further improvement projected based on the current rate environment.

Since September 30, 2012, the fair value of asset-backed, small business administration, agency, municipal and corporate bonds in our portfolio has increased from $435 million to $486 million, with most of that increase resulting from non-bank qualified municipal purchases during the first quarter partially offset by the sale of all asset-backed and small business administration bonds and a significant reduction in agency holdings, as well as the mark to market adjustment on the available for sale (AFS) municipal portfolio in the third quarter.

Overall, our cost of funds for all deposits and borrowings decreased by nine basis points to 0.17% during the fiscal 2013 third quarter, down from 0.26% in the 2012 third quarter. This decrease in cost mainly resulted from ongoing growth in non-interest bearing deposits generated by existing MPS programs.   As of June 30, 2013, low- and no-cost checking deposits represented 90% of total deposits compared to 91% one year earlier.

The Company’s average interest-earning assets for the 2013 third quarter grew by $265.3 million, or 19%, to $1.70 billion, up from $1.39 billion during the same quarter last year.  This increase primarily reflects the growth in the securities portfolio and to a lesser extent, the growth of the loan portfolio growth during the last six months.

The Company’s average total deposits and interest-bearing liabilities for the fiscal 2013 third quarter increased $244.5 million, or 18%, to $1.57 billion from $1.33 billion for the same quarter last year.  This increase was generated primarily from an increase in MPS-generated non-interest bearing deposits and advances from the Federal Home Loan Bank, slightly offset by a decrease in other borrowings and more costly CDs.  MPS average quarterly deposits increased $127.2 million or 12% from the same period last year.

Non-Interest Income
Fiscal 2013 third quarter non-interest income of $13.6 million decreased $0.1 million, or 1%, from the comparable quarter in 2012.  This decrease was primarily due to lower other income of $1.4 million related to a prior year sale of real estate owned and partially offset by an increase in gain on sale of securities available for sale of $0.9 million, which was comprised of a $0.5 million gain in the third quarter of fiscal year 2013 and a $0.4 million loss in the same period of fiscal year 2012, and an increase in card fees of $0.3 million.

Non-interest income for the nine months ended June 30, 2013 decreased $14.1 million, or 25%, over the same period in the prior year due primarily to the GNMA securities portfolio sale during the same period of the prior fiscal year.  MPS fee income decreased by $3.8 million, or 9%, due to the previously discussed temporary interruption at one MPS business partner.

Non-Interest Expense
Non-interest expense decreased slightly to $18.0 million for the third quarter of fiscal 2013 as compared to $18.1 million for the same quarter in fiscal 2012.  Compensation expense was $8.5 million for the fiscal 2013 third quarter, $0.3 million, or 3%, higher than the same period in 2012.  At June 30, 2013 overall staffing was 8% higher than June 30, 2012 primarily due to hiring in compliance and oversight-related areas.  Our  previous staffing growth did  begin to moderate during the fiscal 2013 third quarter primarily due to technology-related efficiencies.  There was no impairment expense on assets held for sale during the three months ended June 30, 2013.  Impairment expense on assets held for sale remained unchanged at $0.4 million during the nine months ended June 30, 2013.

The FDIC assessment rate was reduced in the current year third quarter and resulted in a reduction of $0.2 million in other expenses for the quarter.

Fiscal year-to-date 2013 non-interest expense decreased by $0.4 million, or 1%, to $56.7 million from $57.1 million for the same period in fiscal year 2012.  Compensation expense increased $2.5 million due primarily to an 8% increase in overall staffing.  Legal and consulting expense decreased $1.2 million for the nine months ending June 30, 2013 compared to the same period in fiscal year 2012 primarily due to non-recurring projects completed in the prior year.

Loans
The Retail Bank’s 2013 third fiscal quarter showed growth of $6.5 million, or 2.0% compared with the second fiscal quarter and increased $21.8 million since December 31, 2012.  Total loans, net of allowance for loan losses, increased $12.2 million, or 3.7%, to $339.2 million at June 30, 2013 from $327.0 million at September 30, 2012.    The increase from September 30, 2012 primarily relates to higher residential mortgage loans of $27.0 million, $8.7 million in agricultural real estate loans and $9.0 million in agricultural operating loans, partially offset by a decreases in commercial and multi-family real estate loans of $29.9 million, $2.1 million in consumer loans, and $0.6 million in commercial operating loans.

During the three and nine months ended June 30, 2013, the Company did not record a provision for loan loss.  Impaired loans were $9.1 million at June 30, 2013 and $9.2 million at September 30, 2012.

Credit Quality
The Retail Bank’s non-performing assets at June 30, 2013 were $0.9 million and represented 0.05% of total assets, compared to $2.6 million and 0.16% of total assets at September 30, 2012, a decline of $1.7 million.  There continued to be no non-performing assets within the MPS segment at June 30, 2013.

Retail Bank non-performing loans at June 30, 2013 and September 30, 2012 were $0.8 million and $1.8 million , respectively.

The Retail Bank’s level of foreclosed real estate and repossessed assets decreased to $45,000 compared to $0.8 million at September 30, 2012.  The decrease was primarily due to a sale of two properties in the residential mortgage and commercial and multi-family real estate loan category.

Investments
Total investment securities AFS decreased by $143.5 million to $291.7 million at June 30, 2013 as compared to September 30, 2012.  Total investment securities held to maturity (HTM) increased by $208.4 million to $208.4 million at June 30, 2013 as compared to September 30, 2012.  The Company did not hold HTM securities at September 30, 2012.

As previously disclosed,  on May 6, 2013, the Company reclassified approximately $284.3 million from the AFS to the HTM category.  Following the transfer, the Company had an HTM portfolio of  $284.3 million, representing approximately 22.5% of the Company’s total investment securities portfolio and an AFS portfolio of  $981.2 million, representing approximately 77.5% of its total investment securities portfolio.

The reclassification was made to better reflect the revised intentions of the Company to maintain these securities in its portfolio; in response to the potential impact on tangible book value should interest rates rise, due to the mark to market on these bonds; and to mitigate possible negative impacts on its regulatory capital under the proposed Dodd-Frank and Basel III capital guidelines, whereby unrealized losses on AFS securities could become a direct deduction from regulatory capital.  Subsequent to the reclassification and prior to June 30, 2013, the Basel III Accord was finalized and clarified that unrealized losses and gains on securities will not affect regulatory capital for those companies that opt out of the requirement which the Company intends to do.

Total government guaranteed MBS available for sale decreased by $62.2 million, or 9% to $619.3 million at June 30, 2013 compared to September 30, 2012.  Total government guaranteed MBS held to maturity increased by $79.4 million, or 100% to $79.4 million at June 30, 2013 compared to September 30, 2012.

Overall, total investments and MBS increased by $82.1 million, or 7% from September 30, 2012 to June 30, 2013.

Deposits and Other Liabilities
Total deposits increased $36.1 million, or 3%, to $1.4 billion at June 30, 2013 as compared to $1.4 billion at September 30, 2012.  Non-interest bearing checking was up $17.1 million primarily related to MPS.  Certificates of deposits increased by $16.2 million primarily related to an increase in public funds.  The average balance of total deposits and interest-bearing liabilities was $1.6 billion for the three month period ended June 30, 2013 compared to $1.3 billion for the same period in the prior fiscal year.

Business Segment Performance

Meta Payment Systems

For the fiscal 2013 third quarter, MPS recorded net income of $2.0 million as compared to $1.3 million for the same period last year.  MPS 2013 third quarter revenue of $16.0 million increased $0.7 million compared to the same fiscal 2012 quarter.  The average internal net interest yield MPS received for its deposits was 1.13% in the 2012 fiscal third quarter and 1.25% in the comparable 2013 period.

Total 2013 third quarter average MPS-generated deposits increased by $127.2 million, or 12%, compared to the same quarter of fiscal 2012.  This increase resulted  from growth in existing prepaid card programs.

Traditional Bank (Retail Bank)
The Retail Bank segment recorded net income of $1.9 million for the third quarter of fiscal 2013, as compared to $1.2 million in the prior year quarter.  Improvements were recorded in net interest margin, loan loss provision expense, and non-interest expenses.

Retail Bank average checking balances increased by $4.3 million, or 7%, at June 30, 2013, as compared to one year ago.

Capital Ratios

At June 30, 2013, MetaBank exceeded federal regulatory requirements to remain classified as a well-capitalized institution.  In that respect, MetaBank’s Tier 1 (core) capital to adjusted total assets was 9.05% compared to a well-capitalized requirement of 5.0%, its total capital to risk-weighted assets ratio was 22.64% which exceeds the well-capitalized requirement of 10.0%, and MetaBank’s Tier 1 (core) capital to risk-weighted assets ratio was 22.10% compared to the well-capitalized requirement of 6.0%.  MetaBank’s Tier 1 (core) capital to average adjusted total assets ratio was 8.77%.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.  All information provided is subject to potentially more detailed information contained in the Company’s filings with the Securities and Exchange Commission (“SEC”).  The Company undertakes no duty to update the information provided herein or therein.

Meta Financial Group, Inc.®, (“Meta Financial” or “the Company” or “us”) and its wholly-owned subsidiary, MetaBank™ (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including this earnings release, statements contained in its filings with the SEC, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by the Bank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing thirdparties; the scope of restrictions and compliance requirements imposed by the supervisory directives and/or the Consent Orders entered into by the Company and the Bank with the Office of Thrift Supervision (the functions of which were transferred to the Office of the Comptroller of the Currency (the “OCC”) and the Federal Reserve) and any other such regulatory actions which may be initiated; the impact of changes in financial services’ laws and regulations, including but not limited to our relationship with our regulators, the OCC and the Federal Reserve; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition
(Dollars In Thousands)

	June 30, 2013	September 30, 2012
Assets
Cash and cash equivalents	$26,499	$145,051
Investments and mortgage-backed securities	1,198,808	1,116,692
Loans receivable, net	339,162	326,981
Other assets	95,469	60,174
Total assets	$1,659,938	$1,648,898

Liabilities
Deposits	$1,415,877	$1,379,794
Other borrowings	95,435	47,710
Other liabilities	20,591	75,535
Total liabilities	1,531,903	1,503,039

Stockholders' equity	128,035	145,859
Total liabilities and stockholders' equity	$1,659,938	$1,648,898

Consolidated Statements of Operations

	For the Three Months		For the Nine Months
	Ended June 30:		Ended June 30:
(Dollars In Thousands, Except Share and Per Share Data)	2013	2012	2013	2012

Interest income	$9,825	$9,149	$29,173	$29,063
Interest expense	666	857	2,312	2,722
Net interest income	9,159	8,292	26,861	26,341
Provision for loan losses	-	150	(300)	1,049

Net interest income after provision for loan losses	9,159	8,142	27,161	25,292
Non-interest income	13,559	13,706	42,064	56,169
Non-interest expense	18,024	18,071	56,687	57,075

Income before income tax expense	4,694	3,777	12,538	24,386
Income tax expense	1,022	1,390	2,594	8,938

Net income	$3,672	$2,387	$9,944	$15,448

Earnings per common share
Basic	$0.67	$0.67	$1.81	$4.66
Diluted	$0.66	$0.66	$1.80	$4.64

Selected Financial Information

For the Nine Months Ended June 30,	2013	2012

Return on average assets	0.77%	1.51%
Return on average equity	9.09%	23.59%
Average shares outstanding for diluted earnings per share	5,525,620	3,328,356

At Period Ended:	June 30, 2013	September 30, 2012

Equity to total assets	7.71%	8.85%
Book value per common share outstanding	$23.22	$26.79
Tangible book value per common share outstanding	$22.80	$26.42
Common shares outstanding	5,513,014	5,443,881
Non-performing assets to total assets	0.05%	0.16%